Exhibit 99.1

NEWS RELEASE

Contact:	Investors:
Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

Media:
Marguerite Copel
V. P. Corporate Communications
(214) 721-1273

DEAN FOODS COMPANY REPORTS SOLID FIRST QUARTER RESULTS
Strong Performance Across Both Divisions
Supply-Demand Imbalance in the Organic Dairy Markets and Expectations for Rising Commodity Costs
Result in Adjustment of Full Year Guidance to Low End of Previous Range
     DALLAS, May 3, 2007 — Dean Foods Company (NYSE: DF) today announced that the Company earned $0.47 per diluted share from continuing operations for the quarter ended March 31, 2007, compared with $0.38 per diluted share from continuing operations in the first quarter of 2006. Net income from continuing operations for the first quarter totaled $63.2 million, compared with $54.7 million in the prior year’s first quarter.
     On an adjusted basis (as defined below), diluted earnings per share were $0.50, an increase of 25% from $0.40 in the prior year’s first quarter. Adjusted net income for the first quarter was $67.0 million, an increase of 17% over adjusted net income of $57.4 million in the first quarter of 2006.
     “I’m pleased with our results for the first quarter,” said Gregg Engles, Chairman and Chief Executive Officer. “The Dairy Group continued its trend of solid volume and operating income growth and WhiteWave Foods posted balanced growth across our core branded portfolio while leveraging operational efficiencies to achieve 25% growth in operating income for the quarter.”
Summary of Dean Foods First Quarter 2007 Segment and Operating Results

% Growth Rate
Dairy Group Fluid Milk Volume	2%
Dairy Group Operating Income	9%
WhiteWave Foods Net Sales	7%
WhiteWave Foods Operating Income	25%
Consolidated Adjusted Operating Income	12%

     Net sales for the first quarter totaled $2.6 billion, an increase of 5% from net sales for the first quarter of 2006, due to strong volume growth at the Dairy Group coupled with the pass-through of higher overall dairy commodity costs and continued sales growth at WhiteWave Foods.
     Consolidated operating income in the first quarter totaled $154.2 million versus $138.1 million in the first quarter of 2006. Operating margin for the first quarter was 5.9%, as compared to 5.5% in the first quarter of the prior year. Adjusted first quarter operating income totaled $159.9 million, an increase of 12% from $142.5 million in the first quarter of 2006. The adjusted first quarter operating margin was 6.1%, up 40 basis points from the first quarter of the prior year.
     Long-term debt at March 31, 2007, before the recapitalization and special cash dividend discussed below, was approximately $3.36 billion.
DAIRY GROUP
     Dairy Group net sales for the first quarter were $2.3 billion, a 4.5% increase from $2.2 billion in net sales for the first quarter of 2006. The sales increase was due primarily to increased volumes and the pass-through of higher overall dairy commodity costs to customers. The first quarter average Class I mover, which is an indicator of the Company’s raw milk costs, averaged $13.74 per hundred-weight, a 5% increase from the same period in 2006. Class II butterfat prices averaged $1.34 per pound in the first quarter, 2% lower than the first quarter of 2006.
     Dairy Group segment operating income in the first quarter was $171.1 million, an increase of 9% year-over-year. Dairy Group operating margin increased 32 basis points to 7.4% of sales. Approximately half of the Dairy Group segment’s operating income growth was driven by a settlement with a grocery customer releasing certain stores they had sold from a supply agreement with Dean. This settlement will be largely offset by reduced volumes and profits in those affected areas over the balance of the year. Dairy Group operating income growth was also driven by a 2% increase in fluid milk volumes and improved operational efficiencies.
WHITEWAVE FOODS
     WhiteWave Foods segment reported first quarter net sales of $322.7 million, a 7% increase compared to first quarter 2006 net sales of $301.4 million. Sales growth was balanced across the branded portfolio with net sales of Horizon Organic Milk increasing in the mid teens, while net sales of Silk, International Delight and Land O’Lakes brands each increased in the high single digits over the first quarter of 2006.

     Segment operating income in the first quarter for WhiteWave Foods was $27.8 million, an increase of 25% from the $22.2 million reported in the first quarter of 2006. Segment operating margins improved 124 basis points for the quarter to 8.6% due to higher sales volumes and more efficient operations.
CORPORATE EXPENSE
     Corporate and other expenses totaled $38.9 million, a 7% increase from the first quarter of 2006. The increase was largely due to professional fees in support of strategic projects and a modest write-off of a prior investment.
RECAPITALIZATION
     At the end of the first quarter, approximately $950 million of the Company’s senior credit facility was available for future borrowings. Subsequent to the close of the first quarter, the Company completed a recapitalization of its balance sheet through the placement of $4.8 billion of new senior credit facilities and the return of $1.94 billion to shareholders through a $15.00 per share special cash dividend.
     The new facilities consist of a combination of a $1.5 billion 5-year senior secured revolving credit facility, a $1.5 billion 5-year senior secured term loan A, and a $1.8 billion 7-year senior secured term loan B. The Company also replaced its receivables facility with a new three year, $600 million receivables facility.
     In connection with the recapitalization, the Company entered into approximately $3 billion of fixed rate interest hedges to take advantage of the inversion in the forward yield curve and mitigate interest rate risk for a significant portion of its interest expense going forward.
     Immediately following the April 2, 2007 recapitalization, total debt outstanding was $5.3 billion, including approximately $250 million due within one year.
OUTLOOK FOR THE REMAINDER OF 2007
     “As we look ahead to the remainder of the year at WhiteWave, we expect a solid year of top-line growth from Silk, Land O’Lakes and International Delight,” said Engles. “However, it has become clear that this will be a year of significant challenges for Horizon Organic. Estimates vary; but, the industry-wide raw organic milk supply appears to be increasing over 40% this year, while category growth has been steadily increasing approximately 20-25% per year over the recent past. This significant supply-demand imbalance in the organic milk market creates a very challenging and volatile marketplace for Horizon Organic as competitors attempt to stimulate demand through lower retail prices and aggressive distribution expansion. As the market leader, we will respond quickly and meaningfully to protect our business through increased investment behind Horizon Organic. We expect this investment to negatively impact short-term profitability during this supply imbalance, but we are willing to make this investment to maximize the sizeable long-term potential of the business.”
     “Looking ahead to the balance of the year in the Dairy Group, we remain confident in our long-term strategies and our market position. However, we are increasingly concerned about rising industry estimates for conventional dairy commodity price increases through the rest of the year. In the past, our Dairy Group has generally been very effective at passing through changes in the underlying commodities. However, with expectations for consistently increasing prices throughout the remainder of 2007, we expect some challenges in the business, making us more cautious as we move forward.”
     Jack Callahan, Chief Financial Officer added, “Balancing the strong operating performance of the business in the first quarter and the effective pulling forward of approximately three cents of earnings per share from the customer settlement with the market challenges we’ve outlined, we believe it is prudent to guide investors to the low end of our previous guidance range for adjusted earnings of $1.72 -$1.78 per share. For the second quarter, although there is a fair amount of uncertainty, we are currently targeting adjusted earnings of approximately $0.37-$0.38 per share.”
CHANGES IN SEGMENT REPORTING
     Due to changes in the Company’s business strategy, primary responsibility for the Hershey relationship has been moved into the Dairy Group beginning in the first quarter. In order to present 2007 results on a comparable basis, segment results for 2006 and 2005 with these adjustments are shown in the tables attached below.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the Company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three month period ended March 31, 2007 calculated according to GAAP and on an adjusted basis is attached.

     For the quarter ended March 31, 2007, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing, reorganization, and other nonrecurring charges:
•	a $3.4 million charge ($2.1 million net of income tax) related to plant closures in Akron, OH and Detroit, MI as well as other previously announced facility closings;

•	a $2.4 million charge ($1.5 million net of income tax) related to the realignment of our Dairy Group’s finance organization; and

•	a $0.4 million charge ($0.2 million net of income tax) related to non-recurring special cash dividend costs.
For the quarter ended March 31, 2006, the adjusted results reported above differ from the Company’s results under GAAP by excluding the following facility closing and reorganization charges:
•	a $2.7 million charge ($1.7 million net of income tax) related to Dairy Group facility closings and restructurings, including the closing of our Union, NJ facility; and

•	a $1.7 million charge ($1.0 million net of income tax) related to reorganization and consolidation activities at WhiteWave Foods.
CONFERENCE CALL WEBCAST
     A webcast to discuss the Company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the Company site at www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods Company is one of the leading food and beverage companies in the United States. Its Dairy Group division is the largest processor and distributor of milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The Company’s WhiteWave Foods subsidiary markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® milk and other dairy products and International Delight® coffee creamers. WhiteWave Foods’ Rachel’s Organic® brand is the largest organic milk brand and third largest organic yogurt brand in the United Kingdom.
FORWARD-LOOKING STATEMENTS
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the company’s products, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)
# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2007	2006	2007	2006

Net sales	$2,629,749	$2,509,041	$2,629,749	$2,509,041
Cost of sales	1,942,474	1,857,695	1,942,474	1,857,695

Gross profit	687,275	651,346	687,275	651,346
Operating costs and expenses	527,347	508,847	527,347	508,847
Facility closings and reorganization costs	5,775	4,402	—	—

Operating income	154,153	138,097	159,928	142,499

Interest expense	52,241	47,536	52,241	47,536
Other (income) expense	300	100	(78)	100

Income from continuing operations before income taxes	101,612	90,461	107,765	94,863
Income taxes	38,409	35,767	40,735	37,490

Income from continuing operations	63,203	54,694	67,030	57,373
Income (loss) from discontinued operations, net of tax	617	(1,902)	—	—

Net income	$63,820	$52,792	$67,030	$57,373

Basic earnings per share:
Income from continuing operations	$0.49	$0.40	$0.52	$0.42
Income (loss) from discontinued operations	0.01	(0.01)	—	—

Net income	$0.50	$0.39	$0.52	$0.42

Basic average common shares (000’s)	128,890	135,170	128,890	135,170

Diluted earnings per share:
Income from continuing operations	$0.47	$0.38	$0.50	$0.40
Income (loss) from discontinued operations	—	(0.01)	—	—

Net income	$0.47	$0.37	$0.50	$0.40

Diluted average common shares (000’s)	134,521	142,410	134,521	142,410
[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings, reorganizations and other. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings Per Share Summary and Reconciliation

	Three Months Ended
	March 31,
	2007	2006
GAAP diluted earnings per share from continuing operations	$0.47	$0.38

Adjustments:
Facility closings, reorganization costs and other	0.03	0.02

Adjusted diluted earnings per share	$0.50	$0.40

Segment Information
(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Net sales
Dairy Group	$2,307,062	$2,207,660
WhiteWave Foods Company	322,687	301,381

Total	$2,629,749	$2,509,041

Segment operating income (loss)
Dairy Group	$171,053	$156,632
WhiteWave Foods Company	27,775	22,213
Corporate / Other	(38,900)	(36,346)

Subtotal	159,928	142,499
Facility closings and reorganization costs	(5,775)	(4,402)

Total operating income	$154,153	$138,097

Note: Due to changes in the Company’s business strategy, primary responsibility for the Hershey relationship has been moved into the Dairy Group from WhiteWave Foods beginning in the first quarter of 2007. In addition we have made several changes in responsibility for certain foodservice items. In order to present all periods on a comparable basis, segment results for prior periods have been revised. See tables attached below for revised segments for the years 2006, 2005 and 2004.

DEAN FOODS COMPANY
Revised Segments
(Dollars in thousands)

	Years Ended December 31,
	2006	2005	2004
Dairy Group
Net Sales	$8,841,839	$8,999,522	$8,712,415
Operating Income	684,659	647,218	604,222

WhiteWave Foods Company
Net Sales	$1,256,716	$1,175,196	$1,013,133
Operating Income	132,703	109,774	81,514

Dean Foods Company
Net Sales	$10,098,555	$10,174,718	$9,725,548
Operating Income	675,811	618,695	554,421

	Quarterly Results for 2006
	Q1	Q2	Q3	Q4
Dairy Group
Net Sales	$2,207,660	$2,176,058	$2,209,411	$2,248,710
Operating Income	156,632	181,167	173,749	173,111

WhiteWave Foods Company
Net Sales	$301,381	$301,826	$308,381	$345,128
Operating Income	22,213	29,289	35,389	45,812

Dean Foods Company
Net Sales	$2,509,041	$2,477,884	$2,517,792	$2,593,838
Operating Income	142,499	174,239	174,218	184,855

DEAN FOODS COMPANY
Condensed Balance Sheets
(Dollars in thousands)

	March 31,	December 31,
ASSETS	2007	2006
Cash and cash equivalents	$37,954	$31,140
Other current assets	1,376,351	1,348,150

Total current assets	1,414,305	1,379,290

Property, plant & equipment	1,785,656	1,786,907

Intangibles & other assets	3,696,454	3,583,996
Assets of discontinued operations	—	19,980

Total Assets	$6,896,415	$6,770,173

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$851,542	$852,898

Total long-term debt, including current portion	3,363,441	3,355,851

Other long-term liabilities	786,924	743,234
Liabilities of discontinued operations	—	8,791

Stockholders’ equity:
Common stock	1,295	1,284
Additional paid-in capital	656,307	624,475
Retained earnings	1,287,520	1,229,427
Other comprehensive income (loss)	(50,614)	(45,787)

Total stockholders’ equity	1,894,508	1,809,399

Total Liabilities and Stockholders’ Equity	$6,896,415	$6,770,173

DEAN FOODS COMPANY
Condensed Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended March 31,
Operating Activities	2007	2006
Net income	$63,820	$52,792
(Income) loss from discontinued operations	(617)	1,902
Depreciation and amortization	57,343	55,518
Deferred income taxes	5,756	38,106
Share-based compensation	8,303	9,389
Changes in current assets and liabilities	(2,026)	(134,307)
Other	5,429	1,849

Net cash provided by continuing operations	138,008	25,249
Net cash used in discontinued operations	—	(3,155)

Net cash provided by operating activities	138,008	22,094

Investing Activities
Additions to property, plant and equipment	(51,781)	(54,989)
Cash outflows for acquisitions	(125,839)	(9,760)
Proceeds from divestitures	10,706	-
Proceeds from sale of fixed assets	1,550	1,836

Net cash used in continuing operations	(165,364)	(62,913)
Net cash used in discontinued operations	—	(5,509)

Net cash used in investing activities	(165,364)	(68,422)

Financing Activities
Proceeds from the issuance of debt	83,500	65,200
Repayment of debt	(73,175)	(37,792)
Issuance of common stock, net	18,026	5,438
Repurchase of common stock	—	(15,357)
Tax savings on share-based compensation	5,819	22,680

Net cash provided by continuing operations	34,170	40,169
Net cash provided by discontinued operations	—	8,588

Net cash provided by financing activities	34,170	48,757

Increase in cash and cash equivalents	6,814	2,429
Beginning cash balance	31,140	24,456

Ending cash balance	$37,954	$26,885

Free Cash Flow Summary and Reconciliation
(Dollars in thousands)

	Three Months Ended March 31,
	2007	2006
Net cash provided by continuing operations	$138,008	$25,249
Additions to property, plant and equipment	(51,781)	(54,989)

Free cash flow provided by (used in) operations	$86,227	$(29,740)